Exhibit 3-b

TEXT OF THE AMENDMENTS TO THE
AMENDED AND RESTATED BY-LAWS
OF
MERITOR, INC.
(As of January 23, 2020)

SECTION 3.3. Vacancies. Except where the terms of any class or series of Preferred Stock of the Corporation require the election of one or more directors by the holders of such Preferred Stock voting as a single class and except to the extent the Board of Directors determines otherwise, vacancies occurring on the Board of Directors and newly-created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office (i) prior to the election of Directors at the annual meeting of shareholders to be held prior to 2023, for a term expiring at the annual meeting of shareholders at which the term of office of the class of directors to which such director has been elected expires or (ii) commencing with the election of directors at the annual meeting of shareholders held in 2023, for a term expiring at the next annual meeting of shareholders, and in each case until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation or removal in a manner permitted by statute or these By-Laws. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

SECTION 9.4. Amendments. Except as otherwise expressly provided in the Articles of Incorporation or the Act, these By-laws may from time to time be altered, amended or repealed, or new By-laws may be adopted, by either (a) the Board of Directors by the affirmative vote of a majority of the total number of directors at the time, or (b) the affirmative vote, at a meeting of the shareholders of the Corporation, of the holders of at least a majority of the voting power of the shares of the Corporation then entitled to vote at an election of directors, voting together as a single class.